Exhibit 21.1

Subsidiaries of 1stdibs.com, Inc.

Name	Jurisdiction of Incorporation
1stdibs Design Manager, Inc.	Delaware
1stdibs.com, Ltd	United Kingdom
Skybox Innovations, LLC	Pennsylvania